ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”) is made this ____day of __________, 2006 (the “Closing Date”), by Tax Refund Services, Inc., a Florida corporation whose corporate mailing address is 7819 N. 56th Street, Tampa, Florida 33617 (“TRS”), and CarBiz USA, Inc., a Delaware corporation whose corporate mailing address is 7405 North Tamiami Trail, Sarasota, Florida 34243 (“CarBiz”).

WHEREAS CarBiz operates a tax return preparation service distributed through automotive dealers under the name “TaxMax” (the “Business”); and

WHEREAS, CarBiz desires to sell to TRS, and TRS desires to purchase from CarBiz, the “Purchased Assets” (as defined herein), on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, TRS and CarBiz agree as follows:

1.

Contemporaneously with the execution of this Agreement on the Closing Date, CarBiz is selling, transferring and delivering the Purchased Assets to TRS, and TRS is purchasing the Purchased Assets from CarBiz for $442,000 (the “Purchase Price”). TRS shall pay CarBiz the Purchase Price on the Closing Date by wire transfer of immediately available funds to an account designated by CarBiz.

2.

For purposes of this Agreement, the term “Purchased Assets” shall mean all of the following of CarBiz, in each case to the extent necessary for the operation of, or relating solely to, the Business, if any:

(a)

all original books and records, excluding financial records, in CarBiz’s possession relating to the Business, including, but not limited to, customer lists, and customer reports (except that CarBiz may retain copies of any of the foregoing to the extent necessary as a result of its continued corporate existence or the operation of its other businesses);

(b)	all remaining TaxMax banners and Point Of Sale (POS) Materials;

(c)	all software, systems, processes, logos, patents, trademarks, websites, internet applications and other technology relating solely to the Business, including the unregistered tradename “TaxMax”;

(d)	5 working fax machines;

(e)	10 working computers; and

(f)

copies of the individual tax returns prepared and e-filed by the Business for the past 3 years (to be delivered on a computer so TRS can service simple requests such as copies of prior year tax returns).

3.

At all times after the Closing Date, each of the parties agrees, at the other party’s request and without further consideration, to execute and deliver to such party, all such additional or confirmatory instruments, reports and acknowledgments as may be reasonably requested by the other party, and to take any and all such other actions as the other party may reasonably request, to evidence or perfect the sale and transfer to TRS of the Purchased Assets, and as may otherwise be required to effectuate the terms of this Agreement, provided that all such actions or documents required of CarBiz shall be without any significant out of pocket cost to CarBiz.

4.

Within 15 days of the Closing Date, CarBiz shall provide to TRS any information that CarBiz possesses as of the Closing Date regarding conversations, information and relationship contact data related to, as determined by CarBiz in its reasonable discretion, potential additional TaxMax business that has been under development by CarBiz.

5.

Within 15 days of the Closing Date, CarBiz shall prepare and deliver to TRS an annual dealership report detailing how many returns each dealership that was a customer of the Business delivered during the 3-year period immediately preceding the Closing Date. CarBiz will also use its best efforts to provide such a report for the 2 years immediately prior to such 3-year period, to the extent that the necessary information is reasonably available and provided that CarBiz shall not be obligated to incur any out of pocket expenses in connection with providing such report.

6.

CarBiz shall store all physical records of the Business for the 3-year period immediately preceding the Closing Date in accordance with Internal Revenue Service regulation. CarBiz may destroy any of such records at such times as destruction thereof is permissible under Internal Revenue Service regulation.

7.

During the nine-month period following the Closing Date, CarBiz will use commercially reasonable efforts to make Stan Heintz (“Heintz”) available for consultation purposes regarding the integration of the Business into TRS. This will include and is not limited to a meeting with TRS, Heintz and JD Byrider. The parties agree that CarBiz may be requested to make Heintz available for the provision of consulting services pursuant to this Paragraph 6 requiring up to 20 hours of his time per month, which request for services shall not exceed 10 hours in any given calendar week, and shall be requested only during customary business hours of CarBiz and only upon reasonable advance notice from TRS. TRS shall reimburse CarBiz for all reasonable and customary out of pocket business expenses incurred by Heintz in providing consultation to TRS hereunder (including travel expenses), provided that CarBiz shall submit supporting data to substantiate the amount of said expenses. The parties agree that CarBiz’s obligations under this Paragraph 6 shall automatically and immediately cease in the event Heintz ceases to be an employee of CarBiz.

8.

CarBiz agrees that it will not engage or participate, directly or indirectly, in the Business anywhere in the United States during the period commencing on the Closing Date and continuing until the fifth anniversary thereof. This limitation includes tax return preparation for customers in connection with the purchase or lease of tangible personal property and/or real property including but not limited to automobiles. Participation shall include but not be limited to development, sales or consultation regarding systems, programs, software, internet applications, websites and other methods of preparing individual and corporate income tax returns. The consideration paid hereunder has been determined with particular consideration to the ongoing protection of the legitimate business interests of TRS.

9.

From the date of execution of this Agreement, and at all times thereafter, CarBiz shall not solicit or recruit for employment any present employee or independent contractor of TRS (provided that the foregoing restriction shall not apply to employees or independent contractors of TRS who respond to a general solicitation from CarBiz).

10.	Any debt of CarBiz existing as of the Closing Date relating to the Business shall remain the exclusive obligation of CarBiz.

11.

CarBiz acknowledges that any rights of any person to any pension, medical, or ERISA benefits arising out of such person’s employment with CarBiz prior to the Closing Date shall remain the obligation of CarBiz.

12.

CarBiz represents that it is not aware of any actions or suits now pending against CarBiz relating to the Purchased Assets or the Business. CarBiz acknowledges that any such actions or suits relating to the conduct of the Business by CarBiz prior to the Closing Date shall remain the responsibility of CarBiz. CarBiz agrees to indemnify and hold TRS harmless from any such actions or suits. TRS acknowledges and agrees that any and all liabilities arising from or relating to the ownership or use of the Purchased Assets or the operation of the Business from and after the Closing Date shall be the responsibility of TRS. TRS agrees to indemnify and hold CarBiz harmless from any such liabilities and from any actions, suits or claims incident thereto.

13.

At the option of either TRS or CarBiz, any and all disputes or controversies, whether of law or fact of any nature whatsoever arising from or respecting this Agreement, shall be decided by arbitration by the American Arbitration Association and in accordance with the rules and regulations of that Association. The arbitrators shall be selected as follows: TRS and CarBiz shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. Arbitration shall take place at a location mutually agreeable to the parties. At the request of either party and to the extent permitted by applicable law, arbitration proceedings will be conducted in the utmost secrecy. In such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of TRS or CarBiz and their respective attorneys and their respective experts who shall agree in advance and in writing to receive such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrator, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.

Each party expressly acknowledges and warrants that it has read carefully and fully understands all of the provisions of this Agreement, that it is entering into this Agreement of its own free will and that it has been encouraged to consult with an attorney. Each party represents that it is voluntarily entering into this Agreement with the intent to be legally bound hereby, and that it has not been coerced or induced by anyone to enter into this Agreement.

15.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written.

16.	This Agreement may only be modified or amended in writing and signed by all parties.

17.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds any provision of this Agreement to be invalid or unenforceable, but by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18.	Each party shall bear its own legal fees and costs in this manner and releases the other from any claims related thereto.

19.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and all such counterparts shall constitute one and the same instrument.

20.

This Agreement shall be governed by the laws of the state of Florida and any disputes arising hereunder shall be subject to jurisdiction and venue in the State of Florida. The prevailing party in any legal action arising from the enforcement of this Agreement may recover their reasonable attorney’s fees and costs.

21.

Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such person or entity being deemed a third-party beneficiary hereof.

IN WITNESS WHEREOF, this Agreement has been executed as of the Closing Date.

WITNESS:

Tax Refund Services, Inc.
Print Name: ________________________
By: __________________________
William J. Neylan III, President/CEO
Dated: _______________________

CarBiz USA, Inc.
Print Name: ________________________
By: __________________________
Stan Heintz, COO
Dated: ________________________